UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 2, 2009
Date of Report (Date of earliest event reported)

AMERICAN PETRO-HUNTER, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-22723	98-0171619
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

17470 North Pacesetter Way
Scottsdale, AZ 85255 Blaine, Washington 98230 USA
(480) 305-2052
(Address and telephone number of principal executive offices) (Zip Code) (Address of principal executive offices)
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers: Election of Directors; Appointment of Principal Officers

(b) On June 2, 2009, Mr. John J. Lennon resigned as President of American Petro-Hunter, Inc. (the “Company”).  Mr. Lennon will continue to serve as Chief Financial Officer, Secretary and Director of the Company.

(c) On June 2, 2009, the Board of Directors of the Company appointed Robert B. McIntosh as President and Chief Executive Officer of the Company.  Mr. McIntosh will continue to serve as the Chief Operating Officer of the Company.

Mr. McIntosh has been a businessman and consulting geologist for the past 25 years.  He offers experience both as a resource exploration geoscientist alongside noteworthy strengths in all facets of corporate development. Since 1983 his career has taken him across the Americas and abroad where he has been instrumental in the design, implementation, execution and management of programs in the oil, gas, precious and base metals segments of the resource sector. His skills encompass virtually every aspect of oil & gas exploration, well completion and production techniques alongside a diverse experience in project acquisition, negotiations, contracts, and project divestitures within the petroleum industry. He has developed significant expertise and industry contacts in his various roles across the publicly traded market sector as well as with private junior E&P companies. Mr. McIntosh has successfully assisted his clients and stakeholders in the U.S.A. and Canada on projects that ultimately became producing properties where he has contributed in full field exploitation programs with additional traditional and secondary forms of drilling and completions, along with ongoing well site supervision aimed at fully optimizing the overall asset.

In connection with Mr. McIntosh’s appointment as Chief Operating Officer on March 23, 2009, Mr. McIntosh and the Company entered into a one-year Management and Governance Consultant Agreement where Mr. McIntosh will provide services to the Company relating to corporate management including day-to-day operations, marketing and investor relation services for compensation of $15,000 per month subject to certain deferred provisions. The agreement is terminable at any time upon 30 days prior notice. Mr. McIntosh has no family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers.

(d) On June 2, 2009, the Board appointed Dan Holladay as a new member of the Board of Directors of the Company. Mr. Holladay is expected to be appointed to one or more committees of the Board at future meetings, but currently serves on no committee.

Mr. Holladay, 49, is oil industry management consultant based in Wichita, Kansas. After a short career in a variety of oil field work, Mr. Holladay began a 25 year career as an Investment Adviser for firms such as AG Edwards where he advised high net worth clients. Recently, Mr. Holladay has been working as an independent oil industry management consultant where he has been identifying, evaluating and assisting companies and individuals on a variety of Kansas based oil and gas prospects for both exploration and production projects. He will continue this role for the Company with a focus on the Company’s current prospect in Kansas as well as the development of future prospects. He graduated in 1983 from the University of Eastern New Mexico with an Associate degree in Petroleum Management following extensive studies at the University of Kansas in geology.

There have been no related party transactions between Mr. Holladay and the Company. Mr. Holladay has no family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN PETRO-HUNTER INC., a Nevada Corporation

Dated: June 2, 2009	By:	/s/ Robert B. McIntosh
Robert B. McIntosh, Chief Executive Officer